Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2015, relating to the financial statements of Veritiv Corporation as of December 31, 2014 and 2013 and the three years in the period ended December 31, 2014, appearing in the Annual Report on Form 10-K of Veritiv Corporation for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
October 5, 2015